Exhibit 5.1
[Manatt, Phelps & Phillips, LLP Letterhead]
December 23, 2009
IXYS Corporation
1590 Buckeye Drive
Milpitas, CA 95035-7418
Re:	Re: IXYS Corporation 2009 Equity Incentive Plan (the “Plan”)
Ladies and Gentlemen:
     As special counsel to IXYS Corporation, a Delaware corporation (the “Registrant”), at your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Registrant with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 900,000 shares of the Registrant’s common stock, no par value (the “Shares”), that may be issued in the aggregate under the Plan.
     In rendering this opinion, we have examined and reviewed only such questions of law as we have deemed necessary or appropriate for the purpose of rendering the opinions set forth herein. For the purpose of rendering the opinions set forth herein, we have been furnished with and examined only the following documents:
1.	The Amended and Restated Certificate of Incorporation of the Registrant.

2.	The Bylaws of the Registrant, as amended.

3.	The Registration Statement.

4.	Records of proceedings of a meeting of the Board of Directors of the Registrant held on June 4, 2009 and of the Annual Meeting of stockholders of the Registrant held on September 10, 2009, pertaining to the Plan.

5.	The Plan.
     With respect to all of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from the officers of the Registrant certificates as to such factual matters as we consider necessary for the purpose of this opinion, and insofar as this opinion is based on such matters of fact, we have relied on such certificates.
     Based upon the foregoing and such further review of fact and law as we have deemed necessary or appropriate under the circumstances, we are of the opinion that the Shares have been duly authorized and when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.
     This opinion is issued to you solely for use in connection with the Registration Statement on Form S-8 and is not to be quoted or otherwise referred to in any financial statements of the Registrant or related document, nor is it to be filed with or furnished to any government agency or other person, without my prior written consent.
     This opinion is limited to the General Corporation Law of the State of Delaware and the laws of the United States, including statutory provisions, the provisions of the Delaware and United States constitutions, reported judicial decisions interpreting these laws and to facts as they presently exist. In rendering this opinion, we have no obligation to revise or supplement it should such laws be changed by legislative action, judicial decision or otherwise.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 which is being filed on behalf of the Registrant in connection with the registration of the aforementioned Shares under the Securities Act of 1933, as amended. In giving such consent, we do not hereby admit that we are in the category of “persons” whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP
Manatt, Phelps & Phillips, LLP